TRISTAN R. PICO

3587 E. CULLUMBER CT.

GILBERT, AZ 85234

Board of Directors

Parks! America, Inc.

1300 Oak Grove Road

Pine Mountain, GA 31822

Gentlemen:

Please accept my resignation from the Board of Directors of Parks! America, Inc. effective July 11, 2012.

I wish the Company the best of luck.

Regards,

Tristan R. Pico